Exhibit 99.1

Hercules Capital Reports First Quarter 2019 Financial Results

Achieved New Debt and Equity Commitments of $414.8 Million, up 56.0% Year-over-Year

Grew Debt Investment Portfolio by $160.5 Million, Leading to Record Total Debt Investments of $1.91 Billion, at Cost

Set Record Total Portfolio Investments of $2.15 Billion, at Cost

Increased NAV per Share to $10.26, up 3.6% from $9.90 in Q4 2018

Increased the Company’s Quarterly Base Cash Distribution to $0.32 per Share

Declared Supplemental Cash Distribution of $0.01 per Share

Q1 2019 Financial Achievements and Highlights

●

Net Investment Income “NII” of $29.0 million, or $0.30 per share, which includes the one-time expense of $1.6 million, or $0.02 per share, associated with the $83.5 million full redemption (the “2024 Notes Redemption”) of 6.25% notes due 2024 (the “2024 Notes”)

●	Adjusted NII of $30.6 million, or $0.32 per share(1)
●	Total Investment Income of $58.8 million, an increase of 20.7% year-over-year
●	Distributable Net Operating Income(2) “DNOI,” a non-GAAP measure, of $32.5 million, or $0.34 per share
●	New debt and equity commitments of $414.8 million
●	Total gross fundings of $239.6 million
●	Unscheduled early principal repayments or “early loan repayments” of $47.5 million
●	12.8% Return on Average Equity “ROAE” (NII/Average Equity)(3)
●	6.2% Return on Average Assets “ROAA” (NII/Average Assets)(3)
●	Regulatory leverage of 99.9% and net regulatory leverage, a non-GAAP measure, of 98.2%(4)
●	13.0% GAAP Effective Yields and 12.7% Core Yields(5), a non-GAAP measure

Footnotes:

(1)

Adjusted NII represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, excluding the one-time impact of $1.6 million, or $0.02 per share, associated with the full 2024 Notes Redemption

(2)	Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with GAAP, adjusted for amortization of employee restricted stock awards and stock options.
(3)	Includes the one-time impact associated with the full 2024 Notes Redemption
(4)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end
(5)	Core Yield excludes Early Loan Repayments and One-Time Fees, and includes income and fees from expired commitments

PALO ALTO, Calif., May 2, 2019 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture growth stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the first quarter ended March 31, 2019.

The Company announced that its Board of Directors has increased and declared a first quarter base and supplemental cash distribution of $0.32 and $0.01 per share, respectively, that will be payable on May 20, 2019, to shareholders of record as of May 13, 2019.

“Our Q1 financial results were very strong on multiple fronts and provided a terrific start to 2019,” stated Scott Bluestein, interim chief executive officer and chief investment officer of Hercules. “This performance was driven by the dedicated efforts of our best-in-class investment professionals who delivered the second highest quarter in Hercules’ history with $414.8 million in new debt and equity commitments—bringing our total cumulative commitments since inception to $8.9 billion—and net debt and equity portfolio growth of $172.8 million in Q1. Cumulatively, these results helped our total investment portfolio cross the $2.0 billion mark for the first time as our market-leading position in venture lending continues to grow and strengthen.”

Bluestein continued, “We grew our debt investment portfolio 40.0% year-over-year by employing the same historical underwriting discipline, credit focus and investment selectivity that we have utilized on a consistent basis since inception. The vibrant venture capital investing and fundraising environment in Q1 2019 remained at similar levels as the end of 2018, and this along with an IPO market that exhibits ever-increasing signs of strength continued to fuel our investment pipeline. Many notable companies completed their IPO debuts year-to-date including six of our own portfolio companies, with five more that have filed for their respective IPO debuts.”

Bluestein concluded, “With our debt investment portfolio at $1.9 billion, at cost, along with the size and quality of our deal pipeline, combined with our ample earnings spillover of $36.2 million, or $0.38 per share, we have made the decision to increase our quarterly base distribution to $0.32 per share, along with the declaration of a supplemental distribution of $0.01 per share for the first quarter. Given our strong start to 2019, we anticipate continued NII growth in 2019 along with sustained portfolio growth and stable yields, assuming, of course, that market conditions remain favorable.”

Q1 2019 Review and Operating Results

Debt Investment Portfolio

Hercules achieved a strong start to 2019 with new debt and equity commitments totaling $414.8 million and gross fundings totaling $239.6 million.

During the first quarter, Hercules realized early loan repayments of $47.5 million, which along with normal scheduled amortization of $18.3 million, resulted in total debt repayments of $65.8 million.

The strong new debt investment origination and funding activities lead to net debt investment portfolio growth of $160.5 million during the first quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter and year-over-year are highlighted below:

Total Investment Portfolio: Q1 2019 to Q4 2018

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/18	$1,752.9	$191.9	$35.7	$1,980.5
New fundings(a)	224.5	13.9	1.3	239.7
Warrants not related to Q1 2019 fundings	—	—	(0.1)	(0.1)
Early payoffs(b)	(47.5)	—	—	(47.5)
Principal payments received on investments	(18.3)	—	—	(18.3)
Net changes attributed to conversions, liquidations, and fees	1.8	(0.2)	(2.6)	(1.0)
Net activity during Q1 2019	160.5	13.7	(1.4)	172.8
Balances at Cost at 3/31/19	$1,913.4	$205.6	$34.3	$2,153.3

Balances at Value at 12/31/18	$1,733.5	$120.2	$26.7	$1,880.4
Net activity during Q1 2019	160.5	13.7	(1.5)	172.7
Net change in unrealized appreciation (depreciation)	3.1	23.1	1.7	27.9
Total net activity during Q1 2019	163.6	36.8	0.2	200.6
Balances at Value at 3/31/19	$1,897.1	$157.0	$26.9	$2,081.0

(a)New fundings amount includes $1.3M fundings associated with revolver loans during Q1 2019.
(b)Early payoffs include $2.6M in unscheduled paydowns on revolvers during Q1 2019.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018

Ending Balance at Cost	$1,913.4	$1,752.9	$1,608.0	$1,554.2	$1,368.6

Weighted Average Balance	$1,806.0	$1,685.0	$1,555.0	$1,470.0	$1,364.0

As of March 31, 2019, 82.0% of the Company’s debt investments were in a senior secured first lien position.

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

Effective yields on Hercules’ debt investment portfolio were 13.0% during Q1 2019, as compared to 13.5% for Q4 2018. The Company realized $47.5 million of early loan repayments in Q1 2019 compared to $63.9 million in Q4 2018, or a decrease of 25.7%. Effective portfolio yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yields, a non-GAAP measure, were 12.7% during Q1 2019, near the mid-point of the Company’s 2019 expected range of 12.5% to 13.0%, and slightly lower than the 12.9% level achieved in Q4 2019, due to a sequentially lower level of expired commitments. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $58.8 million for Q1 2019, compared to $48.7 million in Q1 2018, an increase of 20.7% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods along with an increase in the core yields from 11.9% in Q1 2018 to 12.7% in Q1 2019.

Non-interest and fee expenses increased to $14.2 million in Q1 2019 versus $12.1 million for Q1 2018. The increase was primarily due to an increase in variable compensation expense and stock-based compensation due to year-over-year growth in the business.

Interest expense and fees were $15.6 million in Q1 2019, compared to $10.6 million in Q1 2018. The increase was due to the one-time non-cash acceleration of unamortized fees associated with the 2024 Notes Redemption, along with a higher weighted-average borrowings as well as increased average borrowing under our credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.8% in Q1 2019, which included the one-time expense of $1.6 million associated with the 2024 Notes Redemption, as compared to 5.3% for Q1 2018.

NII – Net Investment Income

NII for Q1 2019 was $29.0 million, or $0.30 per share, based on 96.2 million basic weighted average shares outstanding, compared to $26.1 million, or $0.31 per share, based on 84.6 million basic weighted average shares outstanding in Q1 2018, an increase of 11.4% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods along with an increase in the core yield from 11.9% in Q1 2018 to 12.7% in Q1 2019.

Adjusted NII, a non-GAAP measure, was $30.6 million, or $0.32 per share, adding back the one-time non-cash expense of $0.02 per share associated with the 2024 Notes Redemption.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q1 2019 was $32.5 million, or $0.34 per share, compared to $28.4 million, or $0.34 per share, in Q1 2018.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2019, (including net loan, warrant and equity activity) on investments, totaled ($35.5) million, on a GAAP basis, spanning more than 15 years of investment activities.

When compared to total new debt investment commitments during the same period of over $8.9 billion, the total realized gain/(loss) since inception of ($35.5) million represents approximately 40 basis points “bps,” or 0.40%, of cumulative debt commitments, or an effective annualized loss rate of 3 bps, or 0.03%.

Realized Gains/(Losses)

During Q1 2019, Hercules had net realized gains/(losses) of $4.6 million primarily from gross realized gains of $8.8 million from the sale of holdings due to merger and acquisitions, partially offset by the gross realized losses of ($4.2) million primarily from the liquidation or write-off of certain of our debt, equity and warrant positions during the quarter.

Unrealized Appreciation/(Depreciation)

During Q1 2019, Hercules recorded $28.0 million of net unrealized appreciation primarily related to the positive impact of our public equity and warrant investments, as well as our private investments, from the reversal of mark-to-market due to the market volatility experienced in Q4 2018.

Portfolio Asset Quality

As of March 31, 2019, the weighted average grade of the debt investment portfolio remained level at 2.19, on a cost basis, compared to 2.18 as of December 31, 2018, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

As of March 31, 2019, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q1 2019 - Q1 2018 ($ in millions)
	Q1	2019	Q4	2018	Q3	2018	Q2	2018	Q1	2018
Grade 1 - High	$299.2	15.8%	$311.6	18.0%	$150.2	9.4%	$247.5	16.0%	$141.8	10.6%
Grade 2	$1,056.4	55.7%	$885.1	51.1%	$987.5	61.6%	$791.9	51.2%	$599.8	44.9%
Grade 3	$469.7	24.7%	$474.9	27.3%	$420.2	26.2%	$463.7	30.0%	$548.0	41.0%
Grade 4	$66.5	3.5%	$60.3	3.5%	$44.5	2.7%	$42.0	2.7%	$33.6	2.5%
Grade 5 - Low	$5.3	0.3%	$1.6	0.1%	$0.9	0.1%	$0.9	0.1%	$13.2	1.0%

Weighted Avg.	2.19		2.18		2.23		2.21		2.43

Non-Accruals

Non-accruals remained relatively flat as a percentage of the overall investment portfolio in the first quarter of 2019. As of March 31, 2019, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $2.4 million and $0.5 million, respectively, or 0.1% and 0.02% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to December 31, 2018, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $2.7 million and $0.0 million, respectively, or 0.1% and 0.0% as a percentage of the total investment portfolio at cost and value, respectively.

	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018

Total Investments at Cost	$2,153.3	$1,980.5	$1,813.1	$1,757.6	$1,576.3

Loans on non-accrual as a % of Total Investments at Value	0.02%	0.0%	0.0%	0.0%	0.0%

Loans on non-accrual as a % of Total Investments at Cost	0.1%	0.1%	0.2%	0.2%	0.8%

Liquidity and Capital Resources

The Company ended Q1 2019 with $247.2 million in available liquidity, including $16.5 million in unrestricted cash and cash equivalents, and $230.7 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

On January 22, 2019, the Company completed a term debt securitization in connection with an affiliate of the Company which made an offering of $250.0 million in aggregate principal amount of fixed-rate asset-backed notes due 2028 (the “2028 Asset-Backed Notes”). The 2028 Asset-Backed Notes were rated A(sf) by KBRA. Interest on the 2028 Asset-Backed Notes will be paid, to the extent of funds available, at a fixed rate of 4.703% per annum. The 2028 Asset-Backed Notes have a stated maturity of February 22, 2028.

On December 7, 2018, the Board of Directors approved a full redemption, in two equal transactions, of $83.5 million of the outstanding aggregate principal amount of the 2024 Notes. The 2024 Notes were fully redeemed on January 14, 2019 and February 4, 2019.

Bank Facilities

As of March 31, 2019, Hercules has two committed accordion credit facilities, one with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”), and another with Union Bank (the “Union Bank Facility”) for $75.0 million and $200.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an uncommitted accordion feature that enables the Company to increase the existing facilities to a maximum value of $125.0 million and $300.0 million, respectively, or $425.0 million in aggregate. Pricing at March 31, 2019 under the Wells Fargo Facility and Union Bank Facility were LIBOR+3.00% and LIBOR+2.70%, respectively. There were $39.7 million in outstanding borrowings under the Union Bank Facility and $4.6 million in outstanding borrowings under the Wells Fargo Facility, for a total of $44.3 million at March 31, 2019.

On January 11, 2019, the Company entered into the Seventh Amendment to the Wells Facility. Among others, the amendment amends certain key provisions of the Wells Facility to increase Wells Fargo Capital Finance’s commitments thereunder from $75.0 million to $125.0 million, reduces the current interest rate to LIBOR plus 3.00% with a natural floor of 3.00%, and extends the maturity date to January 2023. The advance rate was increased to 55.0% against eligible loans.

On February 20, 2019, the Company replaced its existing $100.0 million credit facility with MUFG Union Bank with a new credit facility under which City National, Umpqua Bank, Hitachi Capital America Corporation and Mutual of Omaha Bank, together with MUFG Union Bank, have committed a total of $200.0 million in credit capacity subject to borrowing base, leverage and other restrictions. The new credit facility also includes an uncommitted accordion feature of $100.0 million. The interest rate applicable to borrowings under the new credit facility has been reduced to LIBOR plus 2.70%. The new credit facility matures in February 2022, plus a 12-month amortization period. The advance rate under the new credit facility has been increased to 55.0% against eligible loans.

Leverage

Hercules’ GAAP leverage ratio, including its SBA debentures, was 114.9%, as of March 31, 2019. Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures, was 99.9% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $16.5 million), was 98.2%, as of March 31, 2019. Hercules’ net leverage ratio, including its SBA debentures, was 113.3%, as of March 31, 2019.

Available Unfunded Commitments – Representing 7.2% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2019, the Company had $154.2 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 7.2% of Hercules’ total assets. This increased from the previous quarter of $139.0 million of available unfunded commitments at the request of the portfolio company or 7.1% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $414.8 million in new debt and equity commitments in Q1 2019, Hercules has pending commitments of $150.7 million in signed non-binding term sheets outstanding as of April 30, 2019. Since the close of Q1 2019 and as of April 30, 2019, Hercules closed new debt and equity commitments of $153.5 million to new and existing portfolio companies and funded $76.9 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of March 31, 2019, the Company’s net assets were $990.3 million, compared to $955.4 million at the end of Q4 2018. NAV per share increased 3.6% to $10.26 on 96.5 million outstanding shares of common stock as of March 31, 2019, compared to $9.90 on 96.5 million outstanding shares of common stock as of December 31, 2018. The increase in NAV per share was primarily attributed to net realized gains on investments and a net change in unrealized appreciation during the quarter.

On December 17, 2018, the Board of Directors authorized a stock repurchase plan to acquire up to $25.0 million in the aggregate of Hercules’ common stock at prices that may be above or below net asset value, in accordance with the guidelines specified in Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934. The Company may repurchase shares of its common stock in the open market, including block purchases, at prices that may be above or below NAV as reported in the most recently published financial statements. Unless extended or terminated by its Board of Directors, Hercules expects the share repurchase program to be in effect until June 18, 2019, or until the approved dollar amount has been used to repurchase shares.

During the three months ended March 31, 2019, the Company did not repurchase any shares.

High Asset Sensitivity – Potential Increase in Prime Rate Will Benefit Hercules and Help Drive Future Earnings Growth

Hercules has purposely constructed an asset sensitive debt investment portfolio and has structured its debt borrowings for any eventual increases in market rates that may occur in the near future. With 97.5% of our debt investment portfolio being priced at floating interest rates as of March 31, 2019, with a Prime or LIBOR-based interest rate floor, coupled with 96.1% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2019, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25-bps increase in the Prime Rate to contribute approximately $4.4 million, or $0.05 per share, of net investment income annually.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
25	$4,414	$9	$4,405	$0.05
50	$9,053	$19	$9,034	$0.09
75	$13,742	$28	$13,714	$0.14
100	$18,431	$37	$18,394	$0.19
200	$37,225	$75	$37,150	$0.39
300	$56,032	$112	$55,920	$0.58

(1)	Source: Hercules Capital Form 10-Q for Q1 2019
(2)

EPS calculated on basic weighted shares outstanding of 96,218. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 57 portfolio companies with a fair value of $157.0 million and a cost basis of $205.6 million as of March 31, 2019. On a fair value basis, 33.7% or $52.9 million is related to existing public equity positions, at March 31, 2019.

Warrant Portfolio

Hercules held warrant positions in 126 portfolio companies with a fair value of $26.9 million and a cost basis of $34.3 million as of March 31, 2019. On a fair value basis, 31.0% or $8.4 million is related to existing public warrant positions, at March 31, 2019.

Portfolio Company IPO and M&A Activity in Q1 2019

IPO Activity

As of April 29, 2019, Hercules held warrant and equity positions in 11 portfolio companies that had either completed their IPOs or filed Registration Statements in contemplation of a potential IPO, including:

●

In February 2019, Hercules’ portfolio company Stealth Bio Therapeutics Corp., (NASDAQ: MITO), a clinical-stage biopharmaceutical company developing therapeutics to treat mitochondrial dysfunction, completed its IPO offering 6.5 million American Depositary Shares (“ADS”) at an initial public offering price of $12.00 per ADS. Hercules currently holds warrants for 41,667 ADSs, as of March 31, 2019.

●

In February 2019, Hercules portfolio company Avedro, Inc. (NASDAQ: AVDR), a leading commercial-stage ophthalmic medical technology company focused on treating corneal ectatic disorders and improving vision to reduce dependency on eyeglasses or contact lenses, completed its IPO offering of 5.0 million shares of common stock at an initial public offering price of $14.00 per share. Hercules currently holds warrants for 67,415 shares of common stock, as of March 31, 2019.

●

In March 2019, Hercules portfolio company Lightspeed POS, Inc. (aka Lightspeed Retail)(LSPD.TO), a cloud-based point-of-sale (POS) software solution used by more than 50,000 retailers and restaurants, completed its IPO offering of 17.25 million subordinate voting shares at an initial public offering price of C$16 per share on the Toronto Stock Exchange. Hercules currently holds 107,177 shares of common stock and warrants for 61,402 shares of common stock, as of March 31, 2019.

●

In March 2019, Hercules portfolio company Lyft, Inc. (NASDAQ: LYFT), a transportation network company primarily providing ride-hailing services, completed its IPO offering of 30.77 million Class A shares at an initial public offering price of $68.00 per share. Hercules currently holds 200,738 shares of common stock, as of March 31, 2019.

●

In March 2019, Hercules portfolio company X4 Pharmaceuticals, Inc. (NYSE: XFOR), a clinical-stage biopharmaceutical company focused on the development of novel therapeutics for the treatment of rare diseases, completed its reverse merger IPO offering with Arsanis, Inc. (NASDAQ: ASNS, through March 13, 2019), effective as of March 13, 2019. Hercules currently holds warrants for 25,000 shares of common stock, as of March 31, 2019.

●

In April 2019, Hercules portfolio company Pinterest, Inc. (NYSE: PINS), a provider of a content sharing platform designed for collecting, organizing and sharing items from the web, completed its IPO offering of 75.0 million shares of Class A common stock at an initial public offering price of $19.00 per share on the New York Stock Exchange. Hercules currently holds 206,666 shares of common stock, as of March 31, 2019.

●

In April 2019, Hercules portfolio company TransMedics, Inc., a medical device company that provided a proprietary system to enable the transplantation of functioning organs, filed a public registration with the SEC to raise up to $86.0 million in contemplation of an initial public offering. TransMedics plans to list on the Nasdaq stock market under the symbol “TMDX.” Hercules initially committed $10.0 million in venture debt financing in May 2008, and currently holds 88,961 shares of Preferred Series B, 119,999 shares of Preferred Series C, 260,000 shares of Preferred Series D, and 100,200 shares of Preferred Series F stock, as well as warrants for 175,000 shares of Preferred Series D and 50,444 shares of Preferred Series F stock, as of March 31, 2019.

●

In April 2019, Hercules portfolio company Fastly, Inc., a technology provider of a leading-edge cloud platform intended to accelerate the pace of technical innovation mitigate evolving threats and scale on demand, filed a public registration with the SEC in contemplation of an initial public offering. Fastly plans to list on the New York Stock Exchange under the symbol “FSLY.” Hercules initially committed $10.0 million in venture debt financing in December 2018, and currently holds warrants for 152,195 shares of Preferred Series F stock, as of March 31, 2019.

●	Three (3) portfolio companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.

In January 2019, Hercules’ portfolio company Labcyte Inc., a global biotechnology tools company developing acoustic liquid handling, was acquired by Beckman Coulter Life Sciences, a developer and manufacturer of products that simplify, automate and innovate complex biomedical testing. Labcyte will transition into Beckman Coulter Life Sciences under the larger Danaher Life Sciences platform of companies. Terms of the acquisition were not disclosed. Hercules committed $12.5 million in venture debt financing beginning in October 2009, and held warrants for 1,127,624 shares of Preferred Series C stock as of December 31, 2018, which were terminated and exchanged for the applicable per share merger consideration, less the applicable per share exercise price.

2.

In February 2019, Hercules’ portfolio company Art.com Inc., one of the largest online sellers of art and wall décor globally, was acquired by Walmart (NYSE: WMT), a multinational retail corporation that operates a chain of hypermarket, discount department stores and grocery stores. Terms of the acquisition were not disclosed. Hercules initially committed $12.0 million in venture debt financing beginning in March 2018, and held warrants for 311,005 shares of Preferred Series B stock as of December 31, 2018, which were subsequently written off.

Distributions

The Board of Directors declared a first quarter cash distribution of $0.32 per share. In addition, the Board of Directors declared a supplemental cash distribution of $0.01 per share. This distribution would represent the Company’s 55th consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $15.61 per share. The following shows the key dates of each of our first quarter 2019 distribution payments:

Record Date	May 13, 2019
Payment Date	May 20, 2019

Hercules' Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, during the year, the Company’s Board of Directors may choose to pay additional supplemental distributions, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended March 31, 2019, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of the tax attributes of the Company’s 2019 full year distributions to stockholders.

Subsequent Events

1.	As of April 30, 2019, Hercules has:

a.	Closed new debt and equity commitments of $153.5 million to new and existing portfolio companies and funded $76.9 million since the close of the first quarter.

b.	Pending commitments (signed non-binding term sheets) of $150.7 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2019 Closed Commitments(a)	$414.8
Q2 2019 Closed Commitments (as of April 30, 2019)(a)	$153.5
Year-to-Date 2019 Closed Commitments	$568.3
Q2 2019 Pending Commitments (as of April 30, 2019)(b)	$150.7
Year-to-Date 2019 Closed and Pending Commitments	$719.0

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.

Subsequent to March 31, 2019 and as of April 30, 2019, the Company sold approximately 679,000 shares of common stock for total accumulated net proceeds of approximately $8.5 million, including approximately $78,000 of offering expenses, under the Equity Distribution Agreement. As of April 29, 2019, approximately 4.6 million shares remain available for issuance and sale under the Equity Distribution Agreement.

3.

In April 2019, Hercules’ portfolio company WildTangent, Inc., a game network that powers game services for several personal computer manufacturers, was acquired by gamigo AG, a Hamburg-based publisher of free-to-play online and mobile games in Europe and North America. Terms of the acquisition were not disclosed. Hercules initially committed $20.0 million in venture debt financing beginning in November 2007, and currently holds 100,000 shares of Preferred Series 3 stock, as of March 31, 2019.

Conference Call

Hercules has scheduled its first quarter 2019 financial results conference call for May 2, 2019 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 5566835 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 5566835.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $8.9 billion to over 460 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has six outstanding bond issuances of:

Institutional Notes PAR $1000.00

●	4.625% Notes due 2022

Retail Notes (“Baby Bonds”) PAR $25.00

●	5.25% Notes due 2025 (NYSE: HCXZ)
●	6.25% Notes due 2033 (NYSE: HCXY)

Convertible Notes

●	4.375% Convertible Notes due 2022

Securitization Notes

●	4.605% Asset-backed Notes due 2027
●	4.703% Asset-backed Notes due 2028

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(dollars in thousands, except per share data)

	March 31, 2019	December 31, 2018
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,000,508 and $1,830,725, respectively)	2,003,062	1,801,258
Control investments (cost of $64,968 and $64,799, respectively)	54,913	57,619
Affiliate investments (cost of $87,787 and $85,000, respectively)	23,067	21,496
Total investments in securities, at value (cost of $2,153,263 and $1,980,524, respectively)	2,081,042	1,880,373
Cash and cash equivalents	16,465	34,212
Restricted cash	10,149	11,645
Interest receivable	18,366	16,959
Right of use asset	8,856	—
Other assets	3,753	2,002
Total assets	$2,138,631	$1,945,191

Liabilities
Accounts payable and accrued liabilities	$18,256	$25,961
Operating lease liability	$8,856	—
2027 Asset-Backed Notes, net (principal of $200,000 and $200,000 respectively)(1)	197,102	197,265
2028 Asset-Backed Notes, net (principal of $250,000 and $0, respectively)(1)	247,352	—
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	225,441	225,051
2022 Notes, net (principal of $150,000 and $150,000, respectively)(1)	148,121	147,990
2024 Notes, net (principal of $0 and $83,510, respectively)(1)	—	81,852
2025 Notes, net (principal of $75,000 and $75,000, respectively)(1)	72,685	72,590
2033 Notes, net (principal of $40,000 and $40,000, respectively)(1)	38,420	38,427
SBA Debentures, net (principal of $149,000 and $149,000, respectively)(1)	147,783	147,655
Credit Facilities	44,266	52,956
Total liabilities	$1,148,282	$989,747

Net assets consist of:
Common stock, par value	96	96
Capital in excess of par value	1,051,427	1,052,269
Total distributable earnings (loss)(2)	(61,174)	(92,859)
Treasury Stock, at cost, no shares as of March 31, 2019 and 376,466 shares as of December 31, 2018	—	(4,062)
Total net assets	$990,349	$955,444
Total liabilities and net assets	$2,138,631	$1,945,191

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	96,543	96,501
Net asset value per share	$10.26	$9.90

(1) The Company’s SBA Debentures, 2033 Notes, 2025 Notes, 2022 Notes, 2024 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes and 2022 Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

(2) Certain prior year numbers have been adjusted to conform with the SEC final rules on disclosure updates and simplification effecive November 5, 2018.

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Investment income:
Interest Income
Non-control/Non-affiliate investments	$53,941	$41,834
Control investments	1,024	586
Affiliate investments	508	561
Total interest income	55,473	42,981
Fee Income
Commitment, facility and loan fee income:
Non-control/Non-affiliate investments	2,450	2,440
Control investments	4	—
Affiliate investments	88	108
Total Commitment, facility and loan fee income	2,542	2,548
One-time fee income
Non-control/Non-affiliate investments	780	3,171
Total one-time fee income	780	3,171
Total fee income	3,322	5,719
Total investment income	58,795	48,700
Operating expenses:
Interest	12,555	9,386
Loan fees	3,009	1,175
General and administrative	4,153	4,009
Employee compensation:
Compensation and benefits	6,623	5,758
Stock-based compensation	3,422	2,309
Total employee compensation	10,045	8,067
Total operating expenses	29,762	22,637
Net investment income	29,033	26,063
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	4,555	(3,512)
Control investments	—	(1,408)
Total net realized gain (loss) on investments	4,555	(4,920)
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	32,091	(14,340)
Control investments	(2,875)	(620)
Affiliate investments	(1,219)	(237)
Total net unrealized appreciation (depreciation) on investments	27,997	(15,197)
Total net realized and unrealized gain(loss)	32,552	(20,117)
Net increase(decrease) in net assets resulting from operations	$61,585	$5,946

Net investment income before investment gains and losses per common share:
Basic	$0.30	$0.31
Change in net assets resulting from operations per common share:
Basic	$0.64	$0.07
Diluted	$0.64	$0.07
Weighted average shares outstanding
Basic	96,218	84,596
Diluted	96,508	84,666
Distributions paid per common share:
Basic	$0.31	$0.31

HERCULES CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended March 31,
Reconciliation of Net Investment Income to DNOI	2019	2018
Net investment income	$29,034	$26,063
Stock-based compensation	3,422	2,309
DNOI	$32,455	$28,371

DNOI per share-weighted average common shares
Basic	$0.34	$0.34

Weighted average shares outstanding
Basic	96,218	84,596

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

March 31, 2019
Total Debt (Principal Outstanding)	$1,138,266
Long-term SBA Debentures	$(149,000)
Cash and cash equivalents	(16,465)
Numerator: net debt (total debt less cash and cash equivalents and SBA Debentures)	$972,801
Denominator: Total net assets	$990,349
Net Leverage Ratio	98.2%

Net leverage ratio is calculated by deducting the outstanding cash of $16.5 million and long-term SBA debentures of $149.0 million, at March 31, 2019 from total principal outstanding of $1,138.3 million divided by our total equity of $990.3 million, resulting in a net leverage ratio of 98.2%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.